Exhibit 10.8



                        CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

                          FUEL SUPPLY AGREEMENT #141944

                                     BETWEEN

                     SOUTH CAROLINA PUBLIC SERVICE AUTHORITY

                                       AND

                            JAMES RIVER COAL COMPANY

                                TABLE OF CONTENTS

ARTICLES AND SECTIONS                                         HEADINGS

ARTICLE 1                                                     DEFINITIONS AND TERM

       Section 1.1                                            Definitions
       Section 1.2                                            Term

ARTICLE 2                                                     GENERAL PROVISIONS

       Section 2.1                                            Mutual Obligations
       Section 2.2                                            Prior Agreements

ARTICLE 3                                                     SALE, PURCHASE AND
                                                              TRANSPORTATION OF COAL

       Section 3.1                                            Quantity
       Section 3.2                                            Source and Substitute Coal
       Section 3.3                                            Transportation
       Section 3.4                                            Time of Shipments
       Section 3.5                                            Title and Risk of Loss
       Section 3.6                                            Diversion of Shipments
       Section 3.7                                            Reserves

ARTICLE 4                                                     QUALITY

       Section 4.1                                            Coal Specifications
       Section 4.2                                            Analysis
       Section 4.3                                            Adjustments for Quality Variation
       Section 4.4                                            Suspension of Shipments for Coal Quality
                                                              Deficiencies

       Section 4.5                                            Termination of Agreement for Coal Quality
                                                              Deficiencies
       Section 4.6                                            Rejection of Coal for Coal Quality Deficiencies
       Section 4.7                                            Suspension and Termination of Agreement for
                                                              Operational Considerations

ARTICLE 5                                                     MEASUREMENT OF COAL RECEIVED


ARTICLE 6                                                     PAYMENT AND RECORDS

       Section 6.1                                            Payment
       Section 6.2                                            Records

ARTICLE 7                                                     PRICE

       Section 7.1                                            Base Price

       Section 7.2                                            Price
       Section 7.3                                            Market Price Reopener
       Section 7.4                                            Adjustment for Changes in Government Imposition

ARTICLE 8                                                     RIGHT TO VISIT

ARTICLE 9                                                     FORCE MAJEURE, ENVIRONMENTAL REQUIREMENTS,
                                                              TERMINATION AND SYSTEMWIDE REDUCTION

       Section 9.1                                            Force Majeure

       Section 9.2                                            Changes in Environmental Related Requirements
       Section 9.3                                            Unilateral Termination Right
       Section 9.4                                            Systemwide Reduction

ARTICLE 10                                                    REMEDIES AND WAIVER

       Section 10.1                                           Remedies
       Section 10.2                                           Waiver

ARTICLE 11                                                    GOVERNMENTAL AUTHORITY

       Section 11.1                                           Compliance with Laws and Regulations
       Section 11.2                                           Equal Employment Opportunity
       Section 11.3                                           Permits and Licenses

ARTICLE 12                                                    MISCELLANEOUS

       Section 12.1                                           Assignment and Subcontractors
       Section 12.2                                           Independent Contractor
       Section 12.3                                           Succession
       Section 12.4                                           Survival of Obligations
       Section 12.5                                           Governing Law
       Section 12.6                                           Severability
       Section 12.7                                           Confidentiality
       Section 12.8                                           Headings
       Section 12.9                                           Joint and Several Liability
       Section 12.10                                          Material Safety Data Sheet (MSDS)
       Section 12.11                                          Drug Free Workplace Certification
       Section 12.12                                          Safety

ARTICLE 13                                                    NOTICES


ARTICLE 14                                                    NON-COLLUSION

ARTICLE 15                                                    AMENDMENTS

ARTICLE 16                                                    ENTIRE AGREEMENT

ANNEXES

A                                                             Description of Dedicated Reserves

B                                                             Calculations for Quality Adjustments

C                                                             Railroad Provisions

D                                                             Buyer's Force Majeure of Sampling Equipment

E                                                             Sampling and Analysis

F                                                             Receiving Report and Coal Sample Data

Attachment 1                                                  Drug Free Workplace Certification


         THIS AGREEMENT, is entered into as of March 1, 2004 (Effective Date), by and between the SOUTH CAROLINA PUBLIC SERVICE AUTHORITY, a body corporate and politic owned by and operating under the laws of the State of South Carolina and a generation, transmission and distribution public electric utility (hereinafter referred to as "Buyer"), and James River Coal Company ("JRCC"), a Virginia corporation with its principal office located in Richmond, Virginia and James River Coal Sales, Inc. ("JRCS"), a Delaware corporation with its principal office located in Richmond, Virginia, (hereinafter collectively referred to as "Seller"). Both Buyer and Seller are herein individually referred to as "party" and collectively referred to as "parties."

                                 R E C I T A L S

         WHEREAS, The Parties previously entered into those certain COAL SUPPLY AGREEMENTS, No's C-07612-92 and C-07613-92, effective January 1, 1993, as amended ("Prior Agreements"), which provided for Seller to supply, certain quantities of coal to Buyer for use in operating Buyer's electric-generating plants ("Stations"); and

         WHEREAS, as a result of subsequent events and negotiations, the Parties now wish to replace the Prior Agreements with this Agreement as hereinafter provided;

         NOW THEREFORE, in consideration of the covenants and premises herein set forth, Seller agrees to sell and deliver and Buyer agrees to purchase, accept and pay for coal in the quantity, of the quality, during the period, at the price and upon the other terms and conditions set forth herein.

ARTICLE 1 - DEFINITIONS AND TERM

1.1      DEFINITIONS

         Wherever the following terms appear in this Agreement, they shall have the meaning stated below:

       (a)    ADJUSTED BASE PRICE - Base Price adjusted in accordance with
              Article 6 hereof.

       (b) ASH FUSION TEMPERATURE - Temperature of initial deformation of ash fusion samples measured in a reducing atmosphere.

       (c) AS-RECEIVED BASIS - Analysis data calculated to the moisture condition of the sample as it arrived at a Station's laboratory and before any sample processing or conditioning.

       (d)    BTU - British thermal unit of Heating Value.

       (e) BASE PRICE - The Price established in accordance with Section 7.1 hereof.

       (f) BUSINESS DAY - Monday through Friday excluding legal holidays and holidays recognized by Buyer or Seller.

       (g) CALENDAR DAY OR DAY - A Calendar Day shall be the 24 hour period beginning and ending at 12:00 midnight Eastern Standard Time (or Eastern Daylight Savings Time, as applicable). The terms Day and Calendar Day may be used interchangeably and shall have the same definition.

       (h) CALENDAR MONTH OR MONTH - A Calendar Month shall begin at 12:00 midnight Eastern Standard

              Time (or Eastern Daylight Savings Time, as applicable) on the last Day of the preceding Month and shall end at 12:00 midnight Eastern Standard Time (or Eastern Daylight Savings Time, as applicable) on the last Day of the current Month. The terms Month and Calendar Month may be used interchangeably and shall have the same definition.

       (i) CALENDAR YEAR OR YEAR - A Calendar Year shall be the 12 Month period beginning at 12:00 midnight Eastern Standard Time (or Eastern Daylight Savings Time, as applicable) on December 31 and ending at 12:00 midnight Eastern Standard Time (or Eastern Daylight Savings Time, as applicable) on December 31. The terms Year and Calendar Year may be used interchangeably and shall have the same definition.

       (j) DELIVERED COST - The sum of the Price plus the normal cost of transporting the coal supplied hereunder from the Shipping Point (as defined in Section 3.2 to the Stations exclusive of extra costs related to transportation incurred by either party due to circumstances such as demurrage, substitution of sources or diversion of Shipments.

       (k) DRY BASIS - Analysis data calculated to a theoretical base of no moisture associated with the sample.

       (l) GRINDABILITY TEST - Determination of the relative ease of pulverization of coal samples, using the Hardgrove index, pursuant to ASTM test number D-409.

       (m) HEATING VALUE - The gross or high Heating Value of coal expressed in Btu per pound.

       (n) MINE - The mining operation, identified by name in Section 3.2, from which coal is supplied hereunder.

       (o) PRICE - The Price to be paid by Buyer for coal received hereunder, calculated in accordance with Article 7 of this Agreement.

       (p) PROXIMATE ANALYSIS - Determination of moisture, volatile matter, ash, and fixed carbon. In addition, for purposes of this Agreement the Proximate Analysis shall include determination of total sulfur and Heating Value.

       (q) RECEIPT - Receipt of coal supplied under this Agreement shall occur when the delivering rail carrier places railcars at the Stations or at other destinations specified by Buyer for unloading and Shipment conforms to the requirements of this Agreement.

       (r) SHIPMENT - A Shipment of coal supplied under this Agreement shall be a trainload or Unit Train of coal loaded by Seller and received by Buyer. All cars included in a bill of lading or individual mine cards/tags for delivery to the same destination shall be considered part of the same Shipment.

       (s) SHIPPING POINT - The loading point, identified by name in Section 3.2, from which the Seller ships the coal supplied hereunder.

       (t)    TON - A short Ton of two thousand (2,000) pounds (avoirdupois).

       (u) UNIT TRAIN - A trainload of at least 9,450 net tons (approximately 90 cars) or 10,545 net tons (approximately 95 cars) of -coal billed on one day, from Seller to Buyer for one delivery at one destination and necessary locomotive used in transporting Buyer's coal from origin to destination pursuant to this Agreement.

1.2      TERM

         The term of this Agreement shall be for the period beginning March 1, 2004, and continuing through December 31, 2008, unless earlier terminated as provided in this Agreement.

ARTICLE 2 - GENERAL PROVISIONS

2.1      MUTUAL OBLIGATIONS

         Seller shall mine coal from Seller's reserves and sell such coal to Buyer, and Buyer shall buy such coal from Seller, on the terms and conditions set forth in this Agreement.

2.2      PRIOR AGREEMENTS

         This Agreement shall supersede and replace the Prior Agreements as of the Effective Date; and the terms and conditions of the Prior Agreements shall have no force and effect after such time, except with respect to shipments made prior to such time. The Parties acknowledge and agree that as of the Effective Date, all pending issues related to the Prior Agreements (other than amounts owed for Shipments made prior to such time) shall have been finally settled and resolved.

ARTICLE 3 - SALE, PURCHASE AND TRANSPORTATION OF COAL

3.1      QUANTITY

         The quantity of coal to be sold and purchased hereunder each Calendar Year during 2004 through 2008 shall be 1,600,000 Tons ("Base Annual Tonnage Obligation"). Notwithstanding, the Base Annual Tonnage Obligation for Year 2004 will be prorated based on the effective date of this Agreement and Years 2006 through 2008 may be decreased as indicated in the table below and pursuant to the Market Price Reopener, Section 7.3.

         * * *(1)

         Buyer shall receive one-twelfth of the applicable Base Annual Tonnage Obligation during each Calendar Month. Buyer shall not be required to accept any quantity of coal shipped during a Calendar Month in excess of the total monthly amount ordered by Buyer, but if Buyer accepts any excess quantity of coal, Buyer may, upon notice to Seller, require that such excess amount be deducted from the total monthly quantity to be shipped during any of the three (3) Calendar Months immediately following the Month in which the coal is shipped. This Agreement is not and shall not be construed as a contract for all of Buyer's coal requirements for the Station.

         Seller agrees to the assignment of a portion of the Base Annual Tonnage Obligation to be used as feedstock for the production of synfuel by DTE Clover, LLC. It will be the Buyer's responsibility to negotiate with DTE Clover, LLC concerning the amount of synfuel tonnage.

----------
1  Confidential material redacted and filed separately with the Commission.

Such feedstock tonnage will count towards Seller's Base Annual Tonnage Obligation under this Agreement; however, payment to the Seller for such feedstock tonnage shall be made by DTE Clover, LLC pursuant to a separate agreement between DTE Clover, LLC and Seller.

3.2      SOURCE AND SUBSTITUTE COAL

         The coal sold and purchased hereunder shall be produced from Seller's reserves located in Bell, Leslie, Harlan, Perry, Knott, Letcher, and Pike Counties, Kentucky more specifically described in Annex A, hereinafter known as the Mine, and, shipped from Hignite, Clover, Buckeye, Leatherwood, Burke, or Blevins Branch loading facilities (CSX numbers 43363, 42880, 42985, 84200, 84190). Seller shall not produce coal for Shipment to Buyer from any source other than the Mine nor load coal for Shipment to Buyer at any location other than the Shipping Point unless Buyer shall have given its prior written consent. If Seller proposes to supply coal hereafter from a source other than the Mine and/or Shipping Point specified herein ("Substitute Source"), such proposal shall be given to Buyer in writing and signed by all parties who are named as Seller in this Agreement. Buyer shall have no obligation to accept any Shipment of coal from a Substitute Source and may reject any offer of a Substitute Source for any reason. Seller shall limit Shipments from * * *(2) to a combined maximum of * * *(3) per Calendar Year.

3.3      TRANSPORTATION

         Except as otherwise expressly provided herein, Seller shall load and ship coal sold and purchased hereunder in accordance with this Section 3.3;
Section 3.4 below, and such applicable tariff(s) and/or agreement(s) between Buyer and the delivering carrier(s) as Buyer may specify from time to time (the "railroad provisions"). Applicable railroad provisions as of the Effective


----------
2 Confidential material redacted and filed separately with the Commission. 3 Confidential material redacted and filed separately with the Commission.

Date of this Agreement are specified in Annex C - RAILROAD PROVISIONS, attached hereto. In the event of a conflict between published tariff(s) and the railroad provisions, the railroad provisions shall control. Buyer shall pay normal freight costs directly to the delivering carrier.

         Seller shall load coal, at its expense, in accordance with the loading and tonnage requirements of the railroad provisions. Seller warrants that it is able to comply with the railroad provisions specified in Annex C attached hereto. In addition, Seller warrants that its loading facilities at the Shipping Point include track capacity for 100 loaded and 100 empty railcars, and a loading capability of 90 railcars in 4 hours. Seller warrants that it will maintain facilities with the capabilities described above for so long as this Agreement shall remain in effect.

         Buyer shall have the right, at its sole discretion, to specify that coal be loaded in private rail cars owned or leased by Buyer provided that Seller's loading capabilities permit loading of such cars.

         Seller shall make timely arrangements with carrier for ordering and placement of suitable, fit, and clean railcars preferably with a minimum nominal capacity of 100 net Tons per railcar. Seller shall inspect all empty railcars to see that they are suitable and fit for loading to Buyer's destinations. Such inspection shall consist of, but not be limited to, examination of railcars to see that pocket doors are fully operable and door locking mechanisms are in proper working condition; that the railcar is free of snow, ice, debris, foreign objects, or other materials. Failure of Seller to make such an inspection and refuse inappropriate equipment or to comply with any of the provisions of Annex C attached hereto may result in Buyer's rejection of the railcar(s) at destination. Seller shall reimburse Buyer for any demurrage, diversion, or related or similar charges assessed against Buyer as a result of Seller's failure to load and ship coal in accordance with Sections 3.3, 3.4, and Annex C attached hereto.

3.4      TIME OF SHIPMENTS

         Unless another Shipment schedule is mutually agreed upon or unless a change in railroad provisions requires a change in the Shipment schedule, coal sold and purchased hereunder shall be shipped by Seller throughout the Month in accordance with a monthly schedule established by Buyer based on quantities specified pursuant to 3.1.

         Buyer, at its sole option and upon reasonable notice, may delay previously scheduled Shipments to initiate preventative maintenance outages for coal handling equipment in order to insure efficient operation of such equipment. Such Shipments will be made up on a mutually agreed upon schedule.

         Each Day coal is shipped; Seller shall notify Buyer ("Shipping Notice") as soon as possible, but no later than 5 business hours after trainload departs from Shipping Point. The Shipping Notice shall conform to the terms and conditions as specified in Annex C attached hereto.

3.5      TITLE AND RISK OF LOSS

         Seller warrants that title to all coal received by Buyer hereunder shall be good, and its transfer rightful, and that such coal shall be free of any lien, claim, demand, security interest, or other encumbrance. Seller shall indemnify and hold Buyer harmless from any and all expenses (including reasonable attorneys' fees), losses, damages, and liabilities of every kind resulting from or arising out of any breach of this warranty.

         Title and risk of loss to the coal shall pass from Seller to Buyer upon placement of coal into railroad cars at Shipping Point.

3.6      DIVERSION OF SHIPMENTS

         Buyer shall have the right, from time to time and at its sole discretion, to divert any Shipment or portion of a Shipment of coal, hereunder, or a trainload of coal in transit, to a destination other than the original designated Station. All terms and conditions of this Agreement shall apply to any Shipment or a trainload of coal in transit so diverted. Buyer shall be responsible for any demurrage or similar charges or costs incurred due to the diversion of any Shipment or portion of a Shipment or a trainload of coal in transit other than such charges caused by Seller's failure to ship as provided in Sections 3.3, 3.4, and Annex C attached hereto.

3.7      RESERVES

         Seller warrants that Seller now owns, leases, or controls, and has dedicated to the Mine a sufficient number of Tons of recoverable coal contiguous and accessible to the Mine (the "Reserves") to enable Seller to supply coal in the total quantity and of the quality called for by this Agreement. A description of such Reserves is set forth in Annex A, and a map depicting such Reserves is attached thereto. Seller warrants that these Reserves can and will be mined economically by use of modern coal-mining and processing techniques and that the coal from these Reserves will meet the terms and conditions of this Agreement.

         Seller covenants that it will not sell, lease, contract to sell, or otherwise transfer or agree to transfer to others coal, or any interest therein, from such Reserves in such quantity as to jeopardize Seller's ability to supply the total quantity and quality of coal called for by this Agreement or as to interrupt monthly Shipment schedules. Nothing in this Section 3.7 shall be construed as preventing Seller from: (1) mining and selling coal from such Reserves to others, provided Seller's ability to meet the requirements of 3.1 has not been impaired and the foregoing covenants and warranties with respect to such Reserves are complied with, or (2) selling an interest in such Reserves provided Seller retains sufficient reserves to enable Seller to supply coal in the total quantity and of the quality called for by this Agreement.

ARTICLE 4 - QUALITY

4.1      COAL SPECIFICATIONS

         The coal sold by Seller and purchased by Buyer hereunder shall be as uniformly blended as possible and such blend shall be reasonably consistent from railcar to railcar; shall be two inches and under in size (2" x 0") as defined in the then current ASTM Designation D-431 Standard for Designating Size of Coal and shall not contain greater than Fifty (50%) percent particles less than (1/4) inch in size (if, in Buyer's sole judgment, coal handling problems occur at the destination because of size consistency, Buyer shall provide Seller with documentation of such coal handling problems and Seller agrees to take corrective action acceptable to Buyer); shall be reasonably free of bone, shale, rock, dirt, and clay, and free of extraneous material which term shall include, but not be limited to plastic, rubber, iron, steel, wood and other waste materials, and shall conform to the following analysis on an As-Received Basis, measured on a monthly weighted average for Shipments delivered to Buyer during a Calendar Month:

                                                     Guaranteed              Suspension               Rejection
                                                   SPECIFICATIONS          SPECIFICATIONS              LIMITS
                                                   --------------          --------------              ------
Minimum Btu/pound                                  * * *(4)                 * * *(4)                  * * *(4)
Maximum % ash                                      * * *(4)                 * * *(4)                  * * *(4)
Maximum % moisture                                 * * *(4)                 * * *(4)                  * * *(4)
Maximum % sulfur                                   * * *(4)                 * * *(4)                  * * *(4)
Maximum % sulfur (2 levels):
                  Level 1                          * * *(4)                 * * *(4)                  * * *(4)
                  Level 2                          * * *(4)                 * * *(4)                  * * *(4)
Minimum grindability (HGI)                         * * *(4)                 * * *(4)
Minimum % volatile matter                          * * *(4)                 * * *(4)
Minimum % fixed carbon                             * * *(4)                 * * *(4)
Maximum % nitrogen                                 * * *(4)                 * * *(4)
Minimum ash fusion temp.                           * * *(4)                 * * *(4)
(initial deform. reducing)
Maximum size (inches)                              * * *(4)                 * * *(4)
Maximum fines                                      * * *(4)                 * * *(4)
(less than 1/4" x 0)

----------
4  Confidential material redacted and filed separately with the Commission.

         Seller shall reimburse Buyer for all damage caused to Buyer's equipment by any extraneous material that is proven to be loaded with the coal by Seller.

4.2      ANALYSIS

         Coal received hereunder shall be sampled and analyzed as follows:

         (a) Coal supplied hereunder which is shipped to a Station shall be sampled by Buyer at the Station at random and as evenly as practical throughout the Calendar Month in accordance with the synopsis of the sampling procedures as set forth in Annex E, or other mutually acceptable procedures as agreed to in writing.

         Buyer shall provide for sampling of at least forty percent (40%) of the coal supplied hereunder each Month. If Buyer is unable to provide for sampling of at least forty percent (40%) of the coal supplied hereunder each Month due to a force majeure event declared by Buyer pursuant to Article 9 hereof and if Buyer and Seller agree to continue shipment or if a trainload is enroute, analysis for purposes of quality adjustments pursuant to Section 4.3 and for suspension, cancellation, and rejection of Shipments pursuant, to Section 4.4,
4.5 and 4.6 will be calculated in accordance with the method specified in Annex
E.

         Buyer shall make, or cause to be made, Proximate Analyses of samples taken of the coal supplied hereunder. A Proximate Analysis shall be performed on the sample taken from no less than forty percent (40%) of the railcars received in a Shipment. One Grindability Test shall be performed on a composite of all samples taken from railcars received per Month. If deemed necessary by Buyer, Grindability Tests may be performed on samples taken from each Shipment. All Proximate Analyses and Grindability Tests performed at the Station laboratory shall be made in accordance with the synopsis of the procedures as set forth in Annex E hereto, or other mutually acceptable procedures as agreed to in writing.

         (b) Buyer shall furnish Seller with a complete, report of the results of each Proximate Analysis and Grindability Test and, upon Seller's request, with portions of the samples analyzed, provided that such request is made as follows:

                  (1) For Proximate Analysis, requests shall be made within sixty (60) Calendar Days from the date the coal from which the samples were taken is received by Buyer. Portions of such samples shall be maintained by Buyer on a 60 mesh size consist.

                  (2) For Grindability Test, requests shall be made within sixty
(60) Calendar Days from the date the coal from which the samples will be taken is received by Buyer. Portions of such samples shall be maintained by Buyer on a 4 mesh size consist.

         (c) Seller shall furnish a copy of all coal analysis performed by Seller on coal shipped to Buyer by the 5th working Day of the Month following Shipment. (d) If Seller disagrees with the results of any Proximate Analysis or Grindability Test, Seller shall notify Buyer within ten (10). Calendar Days of Seller's receipt of Buyer's report of the results of such Proximate Analysis and Grindability Test and shall request that a portion of the sample analyzed be submitted to an independent test laboratory to be selected by mutual agreement of the parties. The analysis conducted by the independent test laboratory shall be on an As-Received Basis. The results of the independent laboratory's analysis shall be accepted as final and binding upon Buyer and Seller if the results of such analysis and Buyer's analysis are not within ASTM tolerances for variations in analyses between laboratories. If the results of the independent analysis and Buyer's analysis are within ASTM tolerances for variations in analyses between laboratories, Buyer's analysis shall, be final and binding upon the parties. The costs of the independent analysis shall be borne as, follows: (1) by Seller if the results of the independent analysis and Buyer's analysis are within ASTM tolerances for variation in analysis between laboratories or (2) by Buyer if the results are not within such tolerances.

4.3      ADJUSTMENTS FOR QUALITY VARIATION

         The parties recognize that the failure of Seller to meet the specifications set forth in Section 4.1 may cause Buyer to be unable to operate the Stations without violating certain federal, state, or local environmental laws, rules, regulations, or ordinances, or may increase Buyer's costs of operating the Stations. Seller shall therefore use all reasonable means to ensure that all coal shipped hereunder meet the guaranteed specifications set forth in Section 4.1. The Price of coal as determined under Article 7 shall be adjusted as follows for variation in Heating Value, ash, grind, and/or sulfur content. Such adjustments shall be cumulative and apply to each trainload or each Shipment of coal.

         (a) HEATING VALUE ADJUSTMENT. The Price shall be adjusted in the manner set forth below to compensate for any difference between the as received monthly weighted average Heating Value and the guaranteed Btu per pound. The adjustment in Price is in addition to any remedies provided by the Agreement or in law or equity. Sample calculations for Btu adjustments are provided in Annex B.

                  (1) For coal shipped which contains, on an as received monthly weighted average, a Heating Value of greater than the guaranteed Btu per pound, the Price will be adjusted as follows:

The Price then in effect will be multiplied by a fraction, the numerator of which shall be the as received monthly weighted average Heating Value and the denominator of which is the guaranteed Heating Value. The difference between the product thus determined and the Price then in effect shall be the premium applicable to the Price of such coal.

                  (2) For coal shipped which contains, on an as received monthly weighted average basis, a Heating Value less than or `equal to the guaranteed Btu per pound, the Price will be adjusted as follows:

The Price then in effect will be multiplied by a fraction, the numerator of which shall be the as received monthly weighted average Heating Value and the denominator of which is the guaranteed Heating Value. The difference between the product thus determined and the Price then in effect shall be the penalty applicable to the Price of such coal.

         (b) ASH ADJUSTMENT. In addition to other adjustments, the Price per Ton to be paid by Buyer for coal shall be adjusted downward in proportion to the ash content in excess of the guaranteed level, or upward in proportion to the amount that the ash is than * * *(5) (the guaranteed level minus * * *(5)). Buyer and Seller have agreed to a * * *(5) Maximum ash content with an * * *(5) to * * *(5) deadband and Buyer will not pay a premium within said deadband. This adjustment shall be subtracted from or added to the Price adjusted for Heating Value as calculated under Paragraph 4.3a of coal delivered and unloaded and shall be based upon the "as received monthly weighted average" ash content for all coal, shipped during a month. The amount per Ton of this Ash Adjustment shall be calculated as follows:

         The downward Price adjustment shall be * * *(5) per Ton multiplied by the percentage difference by which the "as received monthly average" ash content for all coal shipped during the month exceeds the guaranteed level. If the "as received monthly average" ash content is less than * * *(5) (the guaranteed level minus * * *(5) the upward Price adjustment shall be * * *(5) for the amount that the ash is less than * * *(5)(the guaranteed level minus * * *(5) ). The difference in ash content shall be calculated to the nearest one-tenth of one percent. The adjustment in Price is

----------
5  Confidential material redacted and filed separately with the Commission.

in addition to any remedies provided by the Agreement or in law or equity. Ash Adjustment Formula:

         $ Downward Adjustment/Ton* = * * *(6)

         * Only applies if the as received monthly weighted average ash content is greater than the guaranteed ash content.

         $ Upward Adjustment/Ton ** = * * *(6)

         ** Only applies if the as received monthly weighted average ash content is less than * * *(6) (the guaranteed ash content minus * * *(6) ).

         (c) SULFUR ADJUSTMENT. For coal received which contains, on a monthly weighted average basis, less than or greater than the guaranteed sulfur content, the Price shall be adjusted as set forth below. This adjustment shall be subtracted from the Price adjusted for Heating Value as calculated under Paragraph 4.3a of coal delivered and unloaded and shall be based upon the "as received monthly weighted average" sulfur content for all coal shipped during the month.

         The adjustment shall be * * *(6) multiplied by the percentage difference by which the "as received monthly weighted average" sulfur content for all coal shipped during the month exceeds the guaranteed maximum sulfur level or is less than the guaranteed minimum sulfur level. The exceedance or deficiency shall be calculated to each one-tenth of one percent, at a rate of *
* *(6). The adjustment in Price is in addition to any remedies provided by the Agreement or in law or equity. Sulfur Adjustment Formula:

         $ Downward Adjustment/Ton* = * * *6 (% Sulfur - % Guaranteed Maximum Sulfur)
         * Only applies if the as received monthly weighted average sulfur content is greater than the guaranteed maximum sulfur content.

         $ Downward Adjustment/Ton ** = * * *(6) (% Guaranteed Minimum Sulfur - % Sulfur)


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6  Confidential material redacted and filed separately with the Commission.

         ** Only applies if the as received monthly weighted average sulfur content is less than the guaranteed sulfur content.

         (d) DEFICIENT GRINDABILITY ADJUSTMENT In addition to other adjustments, the Seller shall pay Buyer a deficient grindability adjustment based on a monthly weighted average of coal unloaded during a month. This adjustment shall be subtracted from the Price adjusted for Heating Value as calculated under Paragraph 4.3a of coal delivered and unloaded and shall be based upon the monthly weighted average grindability content of coal shipped. The amount per Ton of this grindability adjustment shall be calculated as follows:

         The adjustment shall be * * * (7) multiplied by the number of Hardgrove index points by which the monthly weighted average grindability content of coal unloaded is more than three Hardgrove index points below the guaranteed level. No credits shall be given if the monthly weighted average grindability content is greater than the guaranteed level. The adjustment is in addition to any remedies provided by the Agreement or in law or equity. Grindability Adjustment
Formula:

         $ Downward Adjustment/Ton* = * * * (7) (Guaranteed HGI - 3 - Monthly Weighted Average)

         * Only applies if the as received monthly weighted average grindability content is more than three Hardgrove index points below the guaranteed level.

         (e) The adjustments provided for in Paragraphs 4.3 (a), (b), (c) and
(d) are intended to be adjustments to reflect the increase or decrease in the value of coal supplied to Buyer according to the Heating Value, ash, grind, and sulfur content of that, coal. They are not intended to be, nor shall they be construed to be, either liquidated damages or penalties. Application of these adjustments shall not be construed to allow a range of specifications


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7  Confidential material redacted and filed separately with the Commission.

different from those specified in Section 4.1 and shall not prevent Buyer from exercising any other rights or remedies it may have if Seller delivers coal that does not meet the Heating Value, ash, grind, or sulfur specifications set forth in Section 4.1.

4.4      SUSPENSION OF SHIPMENTS FOR COAL QUALITY DEFICIENCIES

         Should the coal quality of any Shipment fail to comply with any of the suspension specifications stated in Section 4.1 of this Agreement, Buyer shall have the right to suspend immediately all Shipments by giving notice of the suspension to Seller. After receipt of such notice, Seller shall immediately commence appropriate action and use its best efforts to correct the deficiency. Seller shall furnish Buyer with such, documentation as Buyer may reasonably require to assure Buyer of Seller's ability to perform. If Buyer is reasonably assured that Seller can deliver coal which complies with the guaranteed specifications of Section 4.1, then a test Shipment shall be scheduled. If analysis by Buyer shows the test Shipment to be in compliance with the guaranteed specifications of Section 4.1, deliveries shall be permitted to resume. Buyer shall have the sole right to determine if Seller shall be allowed to make up any tonnage not delivered during the suspension.

         If Buyer does not receive adequate assurance of Seller's ability to deliver coal which complies with the guaranteed specifications, within thirty
(30) days of suspension notice, or if the test delivery fails to comply with the guaranteed specifications, Buyer shall so notify Seller of such failure, and this Agreement may be immediately terminated, at Buyer's option.

4.5      TERMINATION OF AGREEMENT FOR COAL QUALITY DEFICIENCIES

         In addition to and not as a limitation upon other rights of Buyer, if during a sixty (60) consecutive Day period following notice to Seller of failure to comply with Section 4.1, fifty (50%) percent of the coal shipped fails to comply with any of the guaranteed specifications set forth in Section 4.1, Seller shall be in material breach of this entire Agreement and Buyer shall have the right to immediately terminate this Agreement.

         In the event Buyer terminates this Agreement under this Section 4.5, or suspends or terminates delivery pursuant to the provisions of Section 4.4, and in addition to other remedies provided by this Agreement or by law, Seller shall be liable to Buyer for breach of the Agreement and shall be responsible and shall pay Buyer for any and all costs incurred by Buyer under this Agreement and other contracts with transportation companies which result from such termination or suspension of Shipments hereunder and Buyer shall not be liable for any costs incurred by the Seller. Buyer shall provide Seller with documentation of such costs.

4.6      REJECTION OF COAL FOR COAL QUALITY DEFICIENCIES

         In addition to and not a limitation upon its suspension or termination rights, Buyer shall have the right to reject any trainload should the quality of coal of that trainload show, by analysis, failure to comply with the rejection limits as set forth in Section 4.1. Buyer shall also have the right to reject any trainload based on visual inspection, if the coal is not substantially free from impurities, such as bone, slate, scrapped iron, steel, earth, rock, pyrite, wood, or blasting wire. Buyer shall give prompt notice to Seller of any rejection of trainloads hereunder. After notification by Buyer of a rejected trainload, Seller shall not resume Shipments until coal quality has been corrected to Buyer's satisfaction. In the event that Buyer rejects any coal, Seller shall immediately remove said coal from Buyer's facilities or from transportation equipment at Seller's expense and shall reimburse Buyer all its costs and expenses, including transportation cost, incurred in connection with the coal, all of which costs Buyer may deduct from any sum owed by Buyer to Seller. Buyer shall provide Seller with documentation of such costs.

         If Buyer's unloading and sampling systems are in proper working condition and coal fines prevent unloading of a Shipment due to fugitive dust emissions and train unloading is delayed until weather conditions permit unloading, Seller will pay demurrage or extra cost to return locomotives. Seller will only be responsible for these costs if the coal fines fail to meet the suspension specification in Section 4.1.

         In the event that Buyer, at its sole discretion, accepts coal in which the "as received" analysis fails to comply with any rejection limit as set forth in Section 4.1, the following additional Price adjustments shall apply:

         Moisture Adjustment - * * * (8) for each one (1) percent or any fraction thereof above the rejection
                                          limit.

         Ash Adjustment      - * * * (8) for  each  one (1)  percent  or any
                                         fraction thereof above the rejection
                                         limit.

         Btu Adjustment      - * * * (8) for each 100 Btu's or fraction thereof
                                         below the rejection limit.
        Sulfur Adjustment    - * * * (8) for each one-tenth of each one (1)
                                         percent above or below the rejection
                                         limit.

Buyer's election to accept coal that fails to comply with the rejection limits and receive an adjustment will not affect any other remedy under the Agreement, including Buyer's right to reject coal shipped thereafter which fails to comply with the rejection limits as set forth in Section 4.1. The quality adjustments in this paragraph are in addition to the quality adjustments set forth in
Section 4.3.

4.7 SUSPENSION AND TERMINATION OF AGREEMENT FOR OPERATIONAL CONSIDERATIONS

         Buyer shall have the right to suspend deliveries hereunder if it determines through its sole judgment that utilization of the coal results in a degradation of Buyer's generating plant(s) operational performance. Should such determination be made by Buyer, Buyer shall give Seller


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8  Confidential material redacted and filed separately with the Commission.

written notice of such determination and suspension along with documentation of said performance degradation. Seller may, upon a suspension, propose means to overcome the problem giving rise to such adverse effect. If within ninety (90) Days after suspension of deliveries under this Section, Seller has been unable to propose an acceptable means to overcome the problem, subject to Buyer's approval which is not to be unreasonably withheld, Buyer shall have the exclusive right to immediately terminate this Agreement.

ARTICLE 5 - MEASUREMENT OF COAL RECEIVED

         Coal received at a station where Buyer has weighing devices shall be weighed on these weighing devices. Buyer shall maintain and certify these weighing devices in accordance with the appropriate State requirements. Seller may, at its own expense, have a representative present to observe such certifications.

         If Buyer's weighing devices become inoperable, or if Buyer does not have weighing devices at a station, and Seller has weighing devices that are maintained and certified in accordance with the appropriate State requirements and that are acceptable both to Buyer and to the appropriate rail carrier, then Seller's weighing devices shall be used. Buyer and/or the appropriate rail carrier may, at their own expense, inspect Seller's weighing devices and be present at such certification. If Buyer's weighing devices become inoperable, or if Buyer does not have weighing devices at a station, and Seller does not have weighing devices, then the appropriate rail carrier's weighing devices shall be used at Buyer's expense.

         In the event that weighing devices owned by Buyer, Seller, or the appropriate rail carrier are found to be in error, an equitable adjustment in Price or settlement shall be promptly made by Buyer or Seller, as appropriate, and, in the absence of definite information as to when such error began, the adjustment shall be made on the basis of such error having existed for one-half (1/2)
the time between the discovery of the error and the most recent test indicating that the weighing devices were accurate.

         If, for any reason, a Shipment of coal is not weighed using weighing devices owned by Buyer, Seller, or the applicable rail carrier, then the average net weight per car for each same type or size of car received for the previous five (5) trainloads shall be used for that Shipment in lieu of weighing devices.

         Weights determined in accordance with this Article 4 shall be used for payment and for all purposes under this Agreement.

ARTICLE 6 - PAYMENT AND RECORDS

6.1      PAYMENT

         (a) Within seven (7) Business Days of the Receipt of each coal Shipment hereunder, Buyer shall forward Seller a copy of the Station's Receiving Report and Coal Sample Data sheet ("Data Sheet") as set forth in Annex F Seller upon receipt of Data Sheet shall prepare and issue an invoice to Fuel Accounting for coal received in such Shipment. Payment for such coal shall be paid net thirty
(30) Days from Receipt of coal and with Seller's properly completed invoices in duplicate received at Fuel Accounting Office. Payment shall be considered to be made on the date of mailing by the Buyer. Each invoice shall be numbered and include all appropriate information called for by Buyer such as shipping date, Shipping Point at which the coal was loaded, purchase order number, number of cars shipped, tons, F.O.B. railcar Price, Unit Train number, and total invoice amount. Payment shall be based on the Price as determined in accordance with
Article 7, using the weights determined in accordance with Article 5 and assuming no adjustments for variation in quality pursuant to Section 4.3.

         (b) Price adjustment calculations for variations in quality shall be calculated in accordance with Section 4.3 and forwarded for Seller by written notice. Buyer will normally forward said written notice to Seller within fifteen (15) Calendar Days following the Month in which coal was shipped. Where payment is due Seller as a result of such adjustment, Seller shall prepare and issue an invoice to Buyer. Where Buyer is due a refund as a result of any such adjustment, Buyer shall have the option to take credit on Seller's outstanding invoice covering payment for coal or to require cash payment from Seller within fifteen (15) Business Days of Seller's receipt of Buyer's written notice.

(c) Payment to Seller shall be made by check to the following address:

                   James River Coal Sales, Inc.
                   P.O. Box 930790
                   Atlanta, Georgia 31193

The above address may be changed by Seller upon thirty (30) Days written notice to Buyer.

6.2      RECORDS

         Each party shall keep complete and accurate records and all other data required by each of them for the purposes of proper administration of this Agreement. All such records shall be maintained for at least three (3) Years after the expiration, termination, or cancellation of this Agreement and for any additional length of time required by regulatory agencies with jurisdiction over the parties.

         Either party or its designated representatives shall have the right from time to time, during regular business hours, upon written notice to the other, to examine the records and data of the other relating to this Agreement, including without limitation the weights and analyses of the coal supplied hereunder, and records supporting base price components, quantity and quality of reserves, independent audits, and reports to federal and state entities, anytime during the period the records are required to be maintained. Seller shall supply copies of audited annual reports to Buyer within sixty (60) Days of completion of such audit and presentation of the report.

ARTICLE 7 - PRICE

7.1      BASE PRICE

         The Base Price of coal supplied hereunder, loaded in railcars at Shipping Point, shall be * * * (9) (U.S. dollars) per Ton, effective * * * (9). The Base Price shall be subject to adjustment only as specifically provided herein.

7.2      PRICE

         The Base Price specified in Section 7.1 shall be the Price paid by Buyer for all coal shipped for the last * * *9. Beginning * * *(9) and on each January 1 thereafter, the previous Calendar Year base price, before adjustments for quality, will be increased by * * *(9) for Base Price Tons.

7.3      MARKET PRICE REOPENER

         For tonnage designated as Market Price Tons in Section 3.1, the effective price will be determined by a mutually agreed upon figure representative of the market for the time period in which the Market Price Tons are to be shipped. At any time during the term of this Agreement, but no later than three months prior to the beginning of any Calendar Year in which Market Price Tons are scheduled in the table outlined in Section 3.1, either Buyer or Seller will present to the other party its estimation of the market price for coal of similar quality for the time period when Market Price Tons are available. Promptly after Buyer has received a written notice from Seller or has sent a written notice to Seller requesting a price review, Buyer shall conduct a price review concerning the Market Price Tons in question by soliciting proposals from other coal suppliers to supply the Market Price Tons for the time period Market Price Tons are available under terms and conditions similar to the terms and conditions of this Agreement. Buyer will calculate the f.o.b. railcar price from the proposals received for coal shipped from Seller's


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9  Confidential material redacted and filed separately with the Commission.

loading facilities as of January 1 of the Year Market Price Tons are available and give written notice to Seller no later than sixty (60) days after Buyer has received or issued the notice requesting the price review. Seller will review the market price provided and within fifteen (15) days notify Buyer whether Seller is accepting or rejecting the market price provided. If the market price is accepted, then the market price will be established on the Market Price Tons for the time period in which the Market Price Tons are to be shipped. If the market price is rejected and the parties cannot reach an agreeable market price, then the parties will be relieved of their obligations related to the Market Price Tons for the balance of the term and the Bae Annual Tonnage Obligation will be reduced accordingly.

7.4      ADJUSTMENT FOR CHANGES IN GOVERNMENT IMPOSITION

         The term "Government Imposition," as used in this Agreement, whether in the singular or the plural, means taxes, fees, or obligations imposed on Seller by any government or governmental agency, and resulting costs or savings, pursuant to a law or regulation that directly effects the production, mining or loading of coal from the Mine. Governmental Impositions include taxes levied by a political subdivision, severance taxes on coal, ad valorem taxes on land or improvements, unmined mineral taxes, special fund assessments related to worker's compensation, assessments or premiums related to employee retirement or health benefits or similar employee welfare benefits, or sales or use taxes.

         The Base Price stated in Section 7.1 includes all costs of compliance by Seller with all Government Impositions effective as of March 1, 2004, regardless of whether or not Seller is actually in compliance with all such Government Impositions as of that date. It is recognized that effective, March 1, 2004 the Base Price includes the Black Lung Excise Tax, the Reclamation Fee, and the Kentucky Severance Tax.

         Price adjustments shall be made for changes in costs due to Seller's compliance with changes In Government Impositions which shall be (1) amendments after March 1, 2004 to Government Imposition; (2) requirements of entirely new Government Impositions which are enacted or promulgated after March 1, 2004 or
(3) final judgments, orders or decrees issued after March 1, 2004 by any court of law or equity, which reflect new and different interpretations of Government Impositions where such changes in cost directly affect and are binding upon Seller's operation hereunder. Such changes in cost shall hereinafter be called "Changes in Costs". Changes in Costs shall not include and no Price adjustments shall be made for costs due to compliance with (1) any Government Imposition effective as of March 1, 2004, regardless of whether the Base Price reflects the full costs of compliance with such Government Imposition; or (2) any civil or criminal fine or penalty imposed as the result of failure to comply with any statute, administrative regulation or ruling, state or local ordinance, or judgment, order or decree of any court.

         In the event and whenever after March 1, 2004, there is a Change In Government Imposition, Seller shall give Buyer written notice within sixty (60) Days of the date such changes were enacted or promulgated.

         If the Change In Government Imposition is a tax or-fee which is expressly imposed on a per Ton basis, Seller shall submit a claim within sixty
(60) Days of the date such changes were enacted or promulgated.

         If the Change In Government Imposition results in a Change In Costs not expressly imposed on a per Ton basis, Seller shall submit a claim which describes the Change In Costs and which contains sufficient documentation and data to permit Buyer to verify Seller's computation of the Change In Costs. The documentation and data shall be based on an adequate period of experience in compliance with such Change in Government Imposition, but in no case, shall such adequate period exceed twelve (12) Months. In the case of a determination of a Change In Costs which is an increase, an adjustment to the Price shall be made for the period no more than twelve (12) Months prior to the receipt by Buyer of Seller's claim, and during which such Change In Government Imposition was in effect. In the case of a Change In Costs which is a decrease, an adjustment to the Price shall be made from the date such Change In Government Imposition was in effect. Buyer shall have the right to require Seller to evaluate and submit such a claim if Seller fails to do so after a Change In Government Imposition is effective.

         If the cumulative effect of adjustments resulting from Changes In Costs which would be required to meet Government Impositions would be such as to make the Price of the coal to be sold to Buyer hereunder more than 15% higher than the Delivered Cost of comparable coal reasonably available to Buyer on similar terms, then Buyer shall have the right to terminate this Agreement upon six (6) Months notice to Seller. Seller shall have the right to limit or abate the cumulative effect of adjustments resulting in Changes In Costs which would be required to meet Government Imposition in order to preempt Buyer's right to terminate this Agreement.

ARTICLE 8 - RIGHT TO VISIT

         Each party grants to the other (including its agents) the right to visit its facilities at reasonable times, from time to time, upon reasonable notice and subject to the applicable rules and regulations of the facilities, in order to witness, review and audit operations related to this Agreement, including, but not limited to the sampling and analysis of coal and adequacy of reserves.

 ARTICLE 9 - FORCE MAJEURE, ENVIRONMENTAL REQUIREMENTS,
             TERMINATIN, AND SYSTEMWIDE REDUCTION

9.1      FORCE MAJEURE

         "Seller's Force Majeure" as used herein shall mean a cause reasonably beyond the control of Seller whether foreseen or unforeseen that, wholly or in substantial part, directly or indirectly prevents or restricts the mining, processing,; loading, or, delivery of Seller's coal. "Buyer's Force Majeure" as used herein, means a cause reasonably beyond the control of Buyer whether foreseen or unforeseen that, wholly, or in substantial part, directly or indirectly prevents or restricts the transportation, delivery, unloading, or storing of Seller's coal by Buyer at its destination. Examples (without limitations) of force majeure are the following: acts of God; acts of the public enemy; insurrections; riots; strikes; labor disputes; work stoppages; fires; explosions; floods; extraordinary unforeseeable geological conditions; electric power failures; breakdowns of or damage to generation or preparation plants; interruptions to or contingencies of transportation; embargoes; and orders or acts of civil or military authority (including, without limitation, a city or county ordinance, an act of a state legislature, or an act of the United States Congress); provided, however, for the purposes of this Agreement, force majeure shall not include, and no party shall be excused from performance because of,
(i) the development or existence of economic conditions which may adversely affect the anticipated profitability of a party's activities under this Agreement, (ii) acts or omissions of a party that constitute mismanagement, negligence, willful misconduct, or fraud on the part of such party.

         If because of Buyer's Force Majeure, Buyer is unable to carry out its obligations under this Agreement, and if Buyer gives Seller prompt written notice of such force majeure, the obligations of Buyer and the corresponding obligations of Seller shall be suspended to the extent made necessary by and during the continuance of such force majeure; provided, however, that the disabling effects of such force majeure shall be eliminated as soon as and to the extent commercially reasonable (except that Buyer, at its sole discretion, may settle any of its own labor disputes, or strikes, or terminate any of its own lockouts).

         If because of Seller's Force Majeure, Seller is unable to carry out its obligations under this Agreement, and if Seller gives Buyer prompt written. notice, of such force majeure, the obligations of Seller and the corresponding obligations of Buyer shall be suspended to the extent made necessary by and during the continuance of such force majeure; provided, however, that the disabling effects of such force majeure shall be eliminated as soon as and to the extent commercially reasonable (except that Seller, at its sole discretion, may settle any of its own labor disputes, or strikes, or terminate any of its own lockouts).

         After an event of force majeure has ended, the Party not claiming force majeure shall determine whether to make up a shortfall in the quantity of coal to be supplied under this Agreement (Tonnage Shortfall) that is caused by such event. If the force majeure affected the Seller, and Buyer requests the Tonnage Shortfall to be made up, such make up tonnage shall be (1) subject to availability of additional production, and, (2) prorated among Seller's existing commitments that were affected at the time of the force majeure. If the force majeure affected the Buyer, and Seller requests the Tonnage Shortfall to be made up, such make up tonnage shall be limited to (1) Buyer's requirements that exceed existing commitments, (2) the limits of Buyer's inventory policy, and (3) prorated among Buyer's existing commitments that were affected by the force majeure. If the parties agree to make up the Tonnage Shortfall, the Parties shall agree in writing to a schedule that shall allow the Tonnage Shortfall to be supplied within a twelve-month period after the end of such event; and the term of this Agreement may be extended to accommodate such schedule. The price for any such make up tons shall be determined according to the Billing Price that was in effect during the force majeure event(s) related to such Tonnage Shortfall. The parties acknowledge and agree that if any valid law, ordinance, or regulation or a municipality, county, state, or United States government or any final judicial decision, judgment, or order is adopted, passed, or issued after March 1, 2004, that either (i) directly prohibits the mining processing, or loading of coal as contemplated under this agreement or (ii) directly prohibits the transportation, delivery, unloading, or storing Seller's coal by Buyer at its destination, then the existence and implementation of such law, ordinance, regulation, decision, judgment, or order shall constitute an event of permanent force majeure, and the party o effected may then terminate this Agreement by giving the other party written notice thereof, which shall specify the effective date of termination.

         Notwithstanding the other provisions of this Section 9.1, a party not claiming force majeure may terminate this Agreement whenever all of the following circumstances exist: (i) a condition of force majeure occurs that causes the parties mutual obligations to be suspended with respect to the total quantity of coal to be supplied under this Agreement; (ii) such condition, alone or extended by other conditions of force majeure, continues so that the parties mutual obligations remain suspended for a period of six consecutive months; and
(iii) at the end of such six-month period at any time thereafter during the, continuance of such condition, such party, in the exercise of its reasonable judgment, concludes that there is little; likelihood of ending the condition(s) in the immediate future, such party may exercise such right of termination by giving the other party written notice thereof at least ninety days prior to the effective date of termination.

9.2      CHANGES IN ENVIRONMENTAL RELATED REQUIREMENTS

         The term "environmental related requirements," as used in this Agreement, means (i) any prohibition, restriction, or limitation related to the quality of coal which Buyer may burn, including any constituent specification, at any or all of its electric generating plants, or to the type or amount of emissions from any or all such plants; (ii) any rule or requirements affecting the permissible means for complying with any such prohibition, restriction or limitation; and, (iii) any imposition of a cost, fee, tax or other economic burden on Buyer relating to any constituent specification of coal purchased by it, or to the type or amount of emissions from its electric generating plants. A "change" in environmental related requirements shall be deemed to have occurred if there is any increase or decrease in an environmental related requirement or imposition of a new environmental related requirement on Buyer as a result of any federal or state statute, local ordinance, administrative regulation or ruling, court order, or any revision in any interpretation or implementation thereof. It is recognized that a change in environmental related requirements upon Buyer may occur even though stated as a restriction or limitation on, or requirement of, Buyer and its affiliates or with some other group of utilities. It is further recognized that any change in environmental related requirements may affect Buyer in a general way and may not be directed at specific plants, fuels, fuel supplies or other operating conditions. In this event, Buyer shall, in its sole discretion, determine the strategy for compliance, and whether Buyer's use of the coal to be supplied hereunder has been adversely impacted.

         The price, specifications, quantity and destination of coal purchased hereunder is predicated on environmental related requirements in effect as of March 1, 2004. In the event and whenever after March 1, 2004, there is a change in environmental related requirements, Buyer shall determine whether such change has had or may have an adverse impact on Buyer's use of the coal purchased hereunder. It is agreed that any change in environmental related requirements which imposes a fee, tax or other economic burden on Buyer relating to the constituent specifications of coal purchased by it or on the type or amount of emissions from Buyer's electric generating plants, or prevents Buyer from utilizing the coal purchased hereunder in its electric generating plants, or requires Buyer to install equipment (such as flue gas desulfurization equipment or particulate removal equipment) at one or more of its electric generating plants in order to comply with such, change, or requires or permits Buyer to utilize coal of a quality (including sulfur content) different from that specified in Section 4.1, shall be deemed to have an adverse impact on Buyer's use of the coal purchased hereunder, even though the statute, regulation, ruling or ordinance may allow Buyer a choice of options for complying with such changed environmental related requirements (which choice may include the payment of a fee or tax in lieu of the installation of equipment or utilization of coal of different constituent specifications).

         If Buyer determines that a change in environmental related requirements has had or may have an adverse impact on Buyer's use of the coal purchased hereunder, Buyer shall so notify Seller, and Seller shall have the right, at its option, to propose any steps available to it, within ninety (90) Days of Buyer's notification to Seller, in, its .mining and processing of the fuel, or in the supply of substitute fuel, or in the reduction in the price of the fuel, or other measure which would result in a lower Delivered Cost, in cents per million Btu, of fuel at Buyer's electric generating plant(s) as Buyer could achieve by purchasing reasonably available substitute fuel at the same plant(s). In the event Buyer, in its sole discretion, determines that Seller cannot achieve this result, then Buyer may terminate this Agreement upon ninety (90) Days' written notice given at any time after Buyer has notified Seller of the change in environmental related requirements. Buyer or Seller shall have no further obligation or liability under this Agreement or at law except with respect to coal delivered prior to said termination date or as otherwise provided. Buyer shall have the right to give such notice either before or after the effect of a change in environmental related requirements.

9.3      UNILATERAL TERMINATION RIGHT

         In addition to any other termination rights provided in this contract or at law or in equity, Buyer expressly reserves the right, upon eighteen (18) Months' prior written notice to Seller, to unilaterally terminate this Agreement; provided, however, that Buyer shall pay to Seller an amount equal to $4.00 per Ton, multiplied by the remaining number of Tons scheduled for delivery from the effective termination date herein through the normal expiration of the then current term. Said payment by Buyer to Seller shall constitute Seller's sole remedy against Buyer for any loss, cost, or damage incurred by Seller as a result of Buyer's termination under this Agreement. Buyer shall have no further obligation or liability under this Agreement or at law except with respect to coal delivered prior to said termination date or as otherwise provided.

9.4      SYSTEMWIDE REDUCTION

         Not withstanding anything herein to the contrary, in the event of a Systemwide reduction of more than 20% in the use of coal resulting from diminution of demand for power by Buyer's customers, Buyer shall be relieved of its obligation to purchase coal hereunder to the extent made necessary by such Systemwide reduction; provided, however, that Buyer shall not make reductions in this Agreement until its coal purchased under spot orders has been eliminated, and this Agreement in that event shall be reduced not more than the proportionate percentage of reduction of other existing agreements held by Buyer for the purchase of coal.

ARTICLE 10 - REMEDIES AND WAIVER

10.1     REMEDIES

         In the event either party fails to perform its, obligations hereunder in accordance with the terms and conditions of this Agreement, the other party may exercise all remedies available to it at law or in equity, in addition to any other remedies provided herein.

10.2     WAIVER

         Waiver by either party of any breach or failure to require strict performance of the terms and conditions of this Agreement at any time shall in no way affect, limit, or waive such party's right thereafter to enforce and compel strict compliance with this Agreement and shall in no way be construed as a consent to any continuing or subsequent breach or failure to perform in strict compliance with this Agreement.

ARTICLE 11 -GOVERNMENTAL AUTHORITY

11.1     COMPLIANCE WITH LAWS AND REGULATIONS

         In the performance of this Agreement, Buyer and Seller shall comply with all applicable laws, rules, regulations, and ordinances of any governmental body or authority having jurisdiction.

11.2     EQUAL EMPLOYMENT OPPORTUNITY

         During the performance of this Agreement, the Seller agrees as follows:

                  (1) The Seller will not discriminate against any employee or applicant for employment because of race, color, religion, sex, or national origin. The Seller will take affirmative action to ensure that applicants are employed, and that employees are treated during employment, without regard to their race, color, religion, sex or national origin. Such action shall include, but not be limited to the following: employment, upgrading, demotion, or transfer; recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship. The Seller agrees to post in conspicuous places, available to employees and applicants for employment, notices to be provided by the contracting officer setting forth the provisions of this nondiscrimination clause.

                  (2) The Seller will, in all solicitations or advertisements for employees placed by or on behalf of the Seller, state that all qualified applicants will receive consideration for employment without regard to race, color, religion, sex or national origin.

                  (3) The Seller will send to each labor union or representative of workers with which he has a collective bargaining agreement or other contract or understanding, a notice, to be provided by the agency contracting officer, advising the labor union or workers' representative of the Seller's commitments under Section 202 of Executive Order No. 11246 of September 24, 1965, and shall post copies of the notice in conspicuous places available to employees and applicants for employment.

                  (4) The Seller will comply with all provisions of Executive Order No. 11246 of September 24, 1965, and of the rules, regulations, and relevant orders of the Secretary of Labor.

                  (5) The Seller will furnish all information and reports required by Executive Order No. 11246 of September 24, 1965, and by the rules, regulations, and order of the Secretary of Labor, or pursuant thereto, and will permit access to his books, records, and accounts by the contracting agency and the Secretary of Labor for purposes of investigation to ascertain compliance with such rules, regulations, and orders.

                  (6) In the event of the Seller's noncompliance with the nondiscrimination clauses of this contract or with any of such rules, regulations, or orders, this contract may be cancelled, terminated or suspended in whole or in part and the Seller may be declared ineligible for further Government contracts in accordance with procedures authorized in Executive Order No. 11246 of September 24, 1965, and such other sanctions may be imposed and remedies invoked as provided in Executive Order No. 11246 of September 24, 1965, or by rule, regulation, or order of the Secretary of Labor, or as otherwise provided by law.

                  (7) The Seller will include the provisions of Paragraphs (1) through (7) in every subcontract or purchase order unless exempted by rules, regulations, or orders of the Secretary of Labor issued pursuant to Section 204 of Executive Order No. 11246 of September 24, 1965, so that such provisions will be binding upon each subcontractor or vendor. The Seller will take such action with respect to any subcontract or purchase order as the contracting agency may direct as a means of enforcing such provisions including sanctions for non-compliance; provided, however, that in the event the Seller becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the contracting agency, the Seller may request the United States to enter into such litigation to protect the interests of the United States.

11.3     PERMITS AND LICENSES

         Seller and Buyer each warrants to the other that it has or will obtain and maintain any licenses and permits which, under the laws, rules, regulations, or ordinances of any federal, state or local government, it may be required to hold in order to perform its obligations hereunder.

ARTICLE 12 -      MISCELLANEOUS

12.1     ASSIGNMENT AND SUBCONTRACTORS

         Neither this Agreement nor any of the obligations created herein or by law may be subcontracted, assigned, or otherwise transferred by Seller without the prior written consent of Buyer which shall not be unreasonably withheld. Any assignment made without the express written approval of Buyer shall be null and void. Any assignment of this Agreement so consented to shall not relieve Seller of any responsibility for the due and full performance hereof. Seller shall be liable for all acts and omissions of its assignees or other transferees.

         As stipulated in Section 3.1, Seller agrees to the assignment of a portion of the Base Annual Tonnage Obligation to be used as feedstock for the production of synfuel by DTE Clover, L.L.C.


12.2     INDEPENDENT CONTRACTOR

         Seller shall at all times act as and be deemed to be an independent contractor for all purposes of this Agreement and shall not act as nor' be deemed to be an employee or agent of Buyer.

12.3     SUCCESSION

         This Agreement and the obligations created herein shall inure to the benefit of and be binding in all respects on the successors and assigns of each of the parties.

12.4     SURVIVAL OF OBLIGATIONS

         All remedial, indemnification, and confidentiality rights and obligations provided in this Agreement shall survive the termination, cancellation, or expiration of this Agreement.

12.5     GOVERNING LAW

         This Letter Agreement shall be governed by and construed under the laws of the State of South Carolina, excluding those laws governing conflicts of laws to the extent any such rules governing conflicts would result in law other than that of the State of South Carolina being applied as the governing law.

12.6     SEVERABILITY

         In the event any of the terms or conditions of this Agreement are held to be unenforceable because they conflict with any laws, rules, regulations, or ordinances, the obligations of the parties hereto shall be reduced only to the extent of such conflict.

12.7     CONFIDENTIALITY

         Seller and Buyer agree to retain in confidence, to the extent permitted by law, this Agreement and any information obtained as a result of negotiation and performance of this Agreement which either party identifies to the other as being proprietary in nature. It is agreed, however, that such information may be disclosed when requested by a court or government agency, and that certain cost and physical property information related to fuel purchases are routinely reported to state regulatory agencies and the Federal Energy Regulatory Commission and may be used by Buyer's consultants to make economic forecasts.


12.8      HEADINGS

         Article and section headings set forth in this agreement are inserted only for convenience and shall have no effect whatsoever on the interpretation or construction of this Agreement.


12.9     JOINT AND SEVERAL LIABILITY

         James River Coal Company ("JRCC") and James River Coal Sales, Inc. ("JRCS") shall be jointly and severally liable for all of Seller's duties, obligations, and liabilities under and arising out of this Agreement.

12.10    MATERIAL SAFETY DATA SHEET (MSDS)

         Seller will furnish required MSDS forms, for any material shipped to Buyer.

12.11    DRUG FREE WORKPLACE CERTIFICATION

         The State of South Carolina has amended Title 44, Code of Laws of South Carolina, 1976, relating to health, by adding Chapter 107, so as to enact the Drug-Free Workplace Act. The Act became effective January 1, 1991, and requires a Certification from the Seller before an award of a contract of $50,000 or more can be final. The successful Seller will be required to provide such certification by signing and returning the attached "Certification Regarding Drug-

Free Workplace Requirements" form (Attachment 1). Failure to provide certification will constitute a rejection by the Seller of the conditions of award and no contract will exist.

12.12    SAFETY

         Seller shall take all necessary or advisable precautions for the safety of all persons and property at, on, or near its operations. Seller shall comply with all applicable safety standards established and promulgated under the Federal Coal Mine Safety and Health Act (MSHA) and with all additional applicable regulations, rules, and orders of Federal, State, County, and Municipal government bodies and agencies who may have jurisdiction over its operations. Seller certifies that all work and products used by it to accomplish performance under this Agreement comply with said laws, regulations, rules and orders. Seller further agrees to indemnify and hold Buyer harmless for any loss, damage, fine, penalty or any expense whatsoever as a result of Seller's failure to comply with the aforementioned.

ARTICLE 13 - NOTICES

         Any notice or communication required to be in writing hereunder shall be given by registered, certified, or first class mail, or telecopy, addressed to the respective parties at the addresses listed below. Except as expressly provided herein any notice shall be deemed to have been given when sent. Any notice given by first class mail shall be considered sent at the time of posting. Communications by telecopy shall be confirmed by depositing a copy of the same in the post office for transmission by registered, certified, or first class mail in an envelope properly addressed as follows:

         In the case to the Seller to:

                           James River Coal Sales, Inc.
                           901 East Byrd Street, Suite 1600
                           Richmond, Virginia  23219-4080
                           Attn:  President


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

         In the case of Buyer to:

                           South Carolina Public Service Authority
                           Post Office Box 2946101
                           Moncks Corner, SC  29461-2901
                           ATTN:  Director, Fuel Procurement
                           Telecopy No:  843/761-7003

In addition, Seller shall send a duplicate copy of every such notice and communication to Buyer's contract analyst as designed by Buyer from time to time. Either party may, by written notice to the other, change the representative or the address to which such notices and communications are to be sent.

ARTICLE 14 - NON-COLLUSION

         Seller hereby affirms that neither it nor any person or entity acting or purporting to act on its behalf has entered into any combination, conspiracy, agreement, or other form of collusive arrangement with any person, corporation, partnership, or other entity, which directly or indirectly has to any extent lessened competition between Seller and any other person or entity for the supply of coal being made pursuant to this Agreement.

ARTICLE 15 - AMENDMENTS

         This Agreement may be modified or amended at any time by mutual agreement of the parties, provided that such modification or amendment shall be in writing and executed by the duly authorized representatives of the parties.

ARTICLE 16 - ENTIRE AGREEMENT

         This Agreement, Annexes A through F, and Attachment 1 attached hereto, which are hereby incorporated by reference, embody the entire Agreement and understanding between the parties with respect to the subject matter contained herein, supersede any prior or contemporaneous agreements or understandings between the parties, and may not be amended or changed except as provided herein.

         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

Buyer:  SOUTH CAROLINA PUBLIC SERVICE
        AUTHORITY


By:  /S/ D. L. WRIGHT
     ----------------------------------
Title:  MANAGER, PROCUREMENT
        -------------------------------
Date:   4-26-04
        -------------------------------


Seller:  JAMES RIVER COAL COMPANY


By:  /S/ PETER T. SOCHA
     ----------------------------------
Title:  PRESIDENT & CEO
     ----------------------------------
Date:   APRIL 22, 2004
     ----------------------------------


Seller:  JAMES RIVER COAL SALES, Inc.


By:  /S/ WILLIAM R. BEASLEY
     ----------------------------------------------------
Title:  PRESIDENT
        -------------------------------------------------
Date:  APRIL 22, 2004
       --------------------------------------------------



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